Exhibit 99.1

Star Energy Appoints New Chief Financial Officer

New York, USA – August 27, 2007 – Star Energy (OTCBB:SERG) today announced that Michael Kravchenko, a senior executive with over two decades of extensive operating and financial experience, will become Star Energy’s Senior Vice President and Chief Financial Officer effective immediately. In addition to the appointment, Star Energy has been working on restructuring its Board of Directors. Bryson Farrill, a current member, has been voted in as the new Chairman of the Board.

Mr. Kravchenko began his career in 1985 at CBS Publishing, a subsidiary of CBS Inc., where he held various positions in accounting. Before moving into a VP Sales Administration and Business Management role at Simon & Schuster, Paramount Communications, Inc., Michael was Business Manager and Manager of Cost Accounting at the company. He then served as Chief Financial Officer and Vice-President of Operations at City & Suburban Delivery Systems, a $200 Million Distribution subsidiary of The New York Times Company. Mr. Kravchenko’s most recent role was Vice President and Chief Financial Officer at Daily Racing Form, a $52 Million Newspaper Publishing Company, where he was selected to lead the organization’s financial operation post-acquisition. Mr. Kravchenko is fluent in Russian, he holds a bachelor’s degree in accounting from Northeastern University. In joining Star’s team he will be responsible for all aspects of the company’s finances, including treasury, tax, the controller’s function and investor development.

“We are very pleased that an executive with Michael’s skills, integrity, experience and proven leadership is joining our management team,” said Patrick J. Kealy, President & CEO, “All of us on Star’s current management team are looking forward working with our new colleague as we execute on our business plan.”

About Star: Star Energy Corporation is a U.S.-based public entity engaged in acquisition, exploration, and development of oil and gas deposits in Eastern Europe and CIS. The company’s goal is to provide Western investors with access to a portfolio of natural resource licenses and operating companies. Additional information can be found at www.starenergycorp.com.

Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including the recovery of oil and gas resources, the successful completion and integration of prospective acquisitions, competitive market conditions, and the ability to secure sufficient sources of financing. The actual results Star may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Star encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-KSB and Form 10-QSB. Star’s public filings may be viewed at www.sec.gov.

Contact:
Star Energy Corp.
317 Madison Avenue
21st Floor
New York, NY 10017
Tel. (212) 500-5006
Fax (212) 968-7691
info@starenergycorp.com

Press:
Elena Furman
REV Solutions LLC
917-202-1445